LETTERHEAD
Exhibit 10.18
September 25, 2006
John Harris
     Re:      Change of Control Provision
Dear Mr. Harris:
     On February 23, 2006 you acknowledged certain terms and conditions of your employment with eTelecare International, Inc. (“eTelecare”). The terms and conditions in that letter contained a provision governing change of control.
     As you may be aware, eTelecare retained a consulting company on executive compensation. This consulting company has recommended that the change of control provisions for eTelecare’s senior management team be amended. This recommendation was approved by the Board of Directors in August, 2006.
     Accordingly, please review the below-referenced change of control amendment. If you execute this letter, you and eTelecare mutually agree that the change of control provision in this letter supersedes and replaces the change of control provision contained in the letter dated February 23, 2006. All other provisions of that letter remain the same. If you decline to execute this letter, the change of control provision in the letter dated February 23, 2006 will remain in effect.
Change in Control Provision:
     If at any time within twenty-four months after a Change in Control (as defined below) (i) you terminate your employment with the Company for Good Reason (as defined below) or (ii) the Company terminates your employment for any reason other than (A) for Cause or (B) as a result of death or permanent disability, and you sign and do not revoke a standard release of claims with the Company then you shall be entitled to the following severance benefits:
     (a) as severance pay and in lieu of any further salary for periods subsequent to the date of termination, the Company shall pay to you in a single payment an amount in cash equal to two times the higher of (a) your annual base salary at the rate in effect just prior to the time a notice of termination is given or (b) your annual base salary in effect immediately prior to the change in control of the Company;
     (b) the portion of any unvested stock options held as of the date of termination shall be vested immediately as of the date of termination and, together with any other shares vested as of such date, shall remain exercisable for a period of twelve (12) months after the date of termination; and
     (c) for a twenty-four (24) month period after the date of termination, the Company shall arrange to provide you and your dependents with life, medical, long-term disability and dental insurance benefits substantially similar to those which you were receiving immediately prior to the change in control of the Company. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (c) to the extent that a similar benefit is actually received by you from a subsequent employer during such twenty-four (24) month period, and any such benefit actually received by you shall be reported to the Company.
“Change in Control” means the occurrence of any of the following events:
     (i) The consummation of a merger or consolidation of the Company or eTelecare Global with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company or eTelecare Global, as applicable, immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;
     (ii) The consummation of the sale, transfer or other disposition of all or substantially all of the assets of the Company or eTelecare Global or the stockholders of the Company or eTelecare Global approve a plan of complete liquidation of the Company or eTelecare Global, as applicable; or
     (iii) Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the ‘beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the ‘Exchange Act”)), directly or indirectly, of securities of the Company or eTelecare Global representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or eTelecare Global, as applicable, ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the securities of the Company or eTelecare Global, as applicable, by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company or eTelecare Global, as applicable.
     For purposes of this Section, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary of the Company, (ii) a corporation owned directly or indirectly by the stockholders of the Company or eTelecare Global in substantially the same proportions as their ownership of the outstanding securities of the Company or eTelecare Global, as applicable, ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors and (iii) any person who is a stockholder of eTelecare Global on the first day of your employment with the Company.
“Good Reason” means:
     (i) without your express written consent, a diminution in your title, authority, duties, position or responsibilities relative to your title, authority, duties, position or responsibilities in effect immediately prior to the Change in Control;
     (ii) without your express written consent, a reduction by the Company of your base salary or maximum potential bonus as in effect immediately prior to the Change in Control;
     (iii) without your express written consent, the relocation of your principal place of employment to a facility or a location more than 30 miles from your current location: or

(iv) the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and you by any successors contemplated in the Change in Control.
Sincerely,
eTelecare International, Inc.

By:	/s/ Fred Ayala	DATE:

Name:	Fred Ayala
Title:	Chairman of the Board

AGREED AND ACCEPTED:

By:	/s/ John Harris	DATE:

Name:	John Harris
Title:	President and CEO